Exhibit 99.1

FARMERS NATIONAL BANC CORP.

May 15, 2015

Dear National Bancshares Corporation Shareholder:

This package is being mailed to you as a shareholder of record of National Bancshares Corporation (“NBOH”) in connection with the merger of NBOH with and into Farmers National Banc Corp. (“Farmers”) pursuant to the terms of the Agreement and Plan of Merger, dated as of January 27, 2015 (as it may be amended from time to time, the “Merger Agreement”), entered into by and between Farmers and NBOH (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding NBOH common share will be converted into the right to receive, at the election of the holder but subject to proration, adjustment and certain limitations as set forth in the Merger Agreement, one of the following:

•	4.034 Farmers common shares (a “Stock Election”); or

•	$32.15 in cash without interest (a “Cash Election”).

Farmers and NBOH are each holding a special meeting of shareholders on June 12, 2015. Pending receipt of approval of the Farmers and NBOH shareholders and satisfaction of certain other closing conditions specified in the Merger Agreement, we currently expect that the Merger will be consummated late in the second quarter of 2015.

Enclosed is an Election Form and Letter of Transmittal and related documents that pertain to the Merger. In addition, enclosed is an Election and Transmittal Information Booklet for your reference. In order to make an election, please complete, sign and return the Election Form and Letter of Transmittal, with either (i) all share certificate(s) (if applicable) representing your NBOH common shares or confirmation of book-entry transfer, as applicable, or (ii) a properly completed Notice of Guaranteed Delivery, together with any other documentation reasonably required by the exchange agent, Computershare Trust Company, N.A. and Computershare Inc. (the “Exchange Agent”), to the Exchange Agent at one of the addresses set forth below so that it is RECEIVED no later than the Election Deadline. Do not send your election materials to Farmers, NBOH or the Information Agent.

The deadline for submitting election forms (the “Election Deadline”) is June 11, 2015. Election forms must be RECEIVED by the Exchange Agent no later than 5:00 p.m., New York time, on the date of the Election Deadline. In the event that the Election Deadline changes, Farmers and NBOH will announce the revised dates in a press release, on their websites and in a filing with the Securities and Exchange Commission (the “SEC”). You may also obtain up-to-date information regarding the Election Deadline by calling Morrow & Co., LLC, the information agent (the “Information Agent”), at (800) 267-0201. You bear the risk of ensuring proper and timely delivery. Therefore, we encourage you to submit your election materials promptly. If you do not make a valid election, you will be deemed to have made No Election with respect to your NBOH common shares.

For a full discussion of the transactions and the effect of your election, see the Merger Agreement and the joint proxy statement/prospectus, dated May 11, 2015, that is being sent to you under separate cover (as it may be amended from time to time, the “Proxy Statement”). BEFORE MAKING YOUR ELECTION, YOU ARE ENCOURAGED TO READ CAREFULLY THE ENTIRE MERGER AGREEMENT AND PROXY STATEMENT (INCLUDING ANNEXES THERETO AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE) AND THE ACCOMPANYING INSTRUCTIONS TO THIS ELECTION FORM AND LETTER OF TRANSMITTAL.

You are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Farmers through the website maintained by the SEC at www.sec.gov. If you wish to request documents, you should do so at least 5 business days before the Election Deadline. THE PROXY STATEMENT IS DATED MAY 11, 2015, AND DOES NOT REFLECT DEVELOPMENTS SUBSEQUENT TO THAT DATE. However, the Proxy Statement incorporates by reference subsequent filings with the SEC by Farmers. You should rely only on the information contained or expressly incorporated by reference in the Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in those documents.

If you hold NBOH common shares through a broker, dealer, commercial bank, trust company or other fiduciary, you should also instruct such broker, dealer, commercial bank, trust company or other fiduciary what election to make on your behalf by carefully following the instructions you will receive from your broker, dealer, commercial bank, trust company or other fiduciary (you may be subject to an earlier deadline for making your election with respect to such NBOH common shares). Please contact your broker, dealer, commercial bank, trust company or other fiduciary with any questions and to receive the appropriate instruction forms. COMPLETING THE ENCLOSED ELECTION FORM AND LETTER OF TRANSMITTAL WILL NOT RESULT IN YOU MAKING AN ELECTION FOR ANY NBOH COMMON SHARES YOU HOLD THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER FIDUCIARY.

If you have any questions regarding the election materials, please contact:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Call Toll-Free: (800) 267-0201

Email: fmnb.info@morrowco.com

Kevin J. Helmick

President and Chief Executive Officer

Farmers National Banc Corp.

This Election Form and Letter of Transmittal is dated May 15, 2015, and is first being mailed to shareholders of NBOH on or about May 15, 2015.

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